Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Safe Pro Group, Inc. (File No. 333-282276) or our report dated April 17, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Safe Pro Group, Inc. as of December 31, 2023 and for the year then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 28, 2025